UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SAFEWAY INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3019135
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5918 Stoneridge Mall Road, Pleasanton, California	94588-3229
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☐

Securities Act registration statement file number to which this form relates:

            Not applicable

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered

Item 1 is hereby amended and supplemented by adding the following:

On June 13, 2014, the Board of Directors of Safeway Inc. (the “Company”) adopted the First Amendment to Rights Agreement, dated as of June 13, 2014 (the “Rights Agreement Amendment”), between the Company and Computershare Trust Company, N.A., as Rights Agent, which amends the Rights Agreement, dated as of September 17, 2013 (the “Rights Agreement”). The Rights Agreement Amendment amends the definition of “Final Expiration Date” under the Rights Agreement to mean “June 19, 2014”. Accordingly, the Rights which were previously dividended to holders of record of Common Stock expired as of the close of business on June 19, 2014 upon the expiration of the Rights Agreement and no person has any rights pursuant to the Rights Agreement or the Rights. This description is only a summary, and is not complete, and should be read together with the entire Rights Agreement Amendment, which has been filed as an exhibit to this registration statement.

The Rights Agreement specifying the terms of the Rights, the Rights Agreement Amendment and the text of the press release announcing the amendment to the Rights Agreement are incorporated herein by reference as exhibits to this registration statement. The foregoing summary of the Rights Agreement Amendment is qualified in its entirety by reference to such exhibits.

Item 2.	Exhibits

Item 2 is hereby amended and supplemented by adding the following exhibits 4.2 and 99.1:

Exhibit No.	Description

4.1	Rights Agreement, dated as of September 17, 2013, between Safeway Inc. and Computershare Trust Company, N.A., which includes the Form of Certificate of Designations of Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated September 16, 2013 of Safeway Inc.).

4.2	First Amendment to Rights Agreement, dated as of June 13, 2014, between Safeway Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K, dated June 13, 2014, of Safeway Inc.).

99.1	Press Release of Safeway Inc., dated June 16, 2014 (incorporated by reference to Exhibit 99.1 of the Current Report on Form 8-K, dated June 13, 2014, of Safeway Inc.).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Safeway Inc.

Date: June 16, 2014	By: /s/ Robert A. Gordon
Robert A. Gordon
Senior Vice President, Secretary & General Counsel

EXHIBIT INDEX

Exhibit No.	Description

4.1	Rights Agreement, dated as of September 17, 2013, between Safeway Inc. and Computershare Trust Company, N.A., which includes the Form of Certificate of Designations of Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated September 16, 2013 of Safeway Inc.).

4.2	First Amendment to Rights Agreement, dated as of June 13, 2014, between Safeway Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K, dated June 13, 2014, of Safeway Inc.).

99.1	Press Release of Safeway Inc., dated June 16, 2014 (incorporated by reference to Exhibit 99.1 of the Current Report on Form 8-K, dated June 13, 2014, of Safeway Inc.).